PROSPECTUS                               Pricing Supplement No. 2951
Dated January 10, 1995                   Dated January 16, 1997
PROSPECTUS SUPPLEMENT                    Rule 424(b)(3)-Registration Statement
                                                     No. 33-60723
Dated January 25, 1995

                                        GENERAL ELECTRIC CAPITAL CORPORATION
                                         GLOBAL MEDIUM-TERM NOTES, SERIES A
                                          (Redeemable Step Up Coupon Notes)

Principal Amount:  US$20,000,000

Trade Date:   January 8, 1997

Settlement Date (Original Issue Date):  January 22, 1997

Maturity Date: January 23, 2012 (unless earlier redeemed as described under "Additional Terms--Optional Redemption" below.)

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission: The Notes will be sold at varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer (in Specified Currency):  US$20,000,000

Interest:

     Interest Rate:The Notes will pay interest at the rate of 7.25% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on January 23, 1998; thereafter, the interest rate on the Notes will reset annually on each January 23 in accordance with the schedule set forth under "Additional Terms--Interest" below.

     Interest Payment Period:
     __ Annual    X  Semi-Annual    __ Monthly    __ Quarterly

     Interest Payment Dates:
     January 23 and July 23 of each year, commencing July 23, 1997 (with respect to the period from and including January 22, 1997 to but excluding July 23, 1997), unless earlier redeemed. See "Additional Terms--Interest" below.

POTENTIAL PURCHASERS OF THE NOTES ARE URGED TO READ THIS PRICING
SUPPLEMENT THOROUGHLY TOGETHER WITH THE ACCOMPANYING PROSPECTUS
DATED JANUARY 10, 1995 AND PROSPECTUS SUPPLEMENT DATED JANUARY 25, 1995. SEE "CERTAIN INVESTMENT CONSIDERATIONS"
HEREIN.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED
IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT
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                                   Pricing Supplement No. 2951
                                   Dated January 16, 1997
                                   Rule 424(b)(3)-Registration Statement
                                            No. 33-60723



Repayment, Redemption and Acceleration:

Initial Redemption Date: January 23, 1998 (See "Additional Terms- -Redemption" below)
Initial Redemption Percentage:  100%
Optional Repayment Date:  Not applicable ("N/A")

Form of Notes:

     X  DTC registered        __ non-DTC registered

     The Notes will be available in denominations of $1,000 and increments of $1,000 in excess thereof.

Original Issue Discount

     Amount of OID:  N/A
     Yield to Maturity:  N/A
     Interest Accrual Date:  N/A
     Initial Accrual Period OID:  N/A

Amortizing Notes:

     Amortization Schedule:  N/A

Dual Currency Notes:

     Face Amount Currency:   N/A
     Optional Payment Currency:   N/A
     Designated Exchange Rate:   N/A

Indexed Notes:

     Currency Base Rate:  N/A

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                                   Pricing Supplement No. 2951
                                   Dated January 16, 1997
                                   Rule 424(b)(3)-Registration Statement
                                            No. 33-60723



Additional Terms:

     Interest.

     Interest on the Notes will accrue from January 22, 1997 and will be payable in U.S. dollars semi-annually on January 23 and July 23 of each year, commencing July 23, 1997 (with respect to the period from and including January 22, 1997 to but excluding July 23, 1997) (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 7.25% per annum from and including the Original Issue Date up to but excluding January 23, 1998. Thereafter, the interest rate will be subject to adjustment annually on each January 23 in accordance with the following schedule:

                   Interest Period                             Interest Rate
                                                               (per annum)

     January 23, 1998 to January 22, 1999                           7.300%
     January 23, 1999 to January 22, 2000                           7.350%
     January 23, 2000 to January 22, 2001                           7.400%
     January 23, 2001 to January 22, 2002                           7.450%
     January 23, 2002 to January 22, 2003                           7.500%
     January 23, 2003 to January 22, 2004                           7.550%
     January 23, 2004 to January 22, 2005                           7.600%
     January 23, 2005 to January 22, 2006                           7.650%
     January 23, 2006 to January 22, 2007                           7.700%
     January 23, 2007 to January 22, 2008                           7.750%
     January 23, 2008 to January 22, 2009                           8.000%
     January 23, 2009 to January 22, 2010                           8.500%
     January 23, 2010 to January 22, 2011                           9.000%
     January 23, 2011 to January 22, 2012                           10.000%

     Optional Redemption.

     The Company may at its option elect to redeem the Notes in whole on January 23, 1998 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

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                                   Pricing Supplement No. 2951
                                   Dated January 16, 1997
                                   Rule 424(b)(3)-Registration Statement
                                            No. 33-60723



     Certain Covenants of the Company.

     As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Certain Investment Considerations:

     Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-Current interest rate on the Notes.

Additional Information:

     General.

     At September 28, 1996, the Company had outstanding indebtedness totalling $114.704 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 1996 excluding subordinated notes payable after one year was equal to $114.007 billion.

     Consolidated Ratio of Earning to Fixed Charges.

     The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                  Year Ended December                  Nine Months Ended
         1991     1992     1993    1994     1995       September 28, 1996

         1.34     1.44     1.62    1.63     1.51              1.56

     For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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                                   Pricing Supplement No. 2951
                                   Dated January 16, 1997
                                   Rule 424(b)(3)-Registration Statement
                                            No. 33-60723



     Documents Incorporated by Reference.

     The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 29, 1996 and September 28, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution:

     The Notes are being purchased by Bear, Stearns & Co. Inc.
     (hereinafter referred to as the "Underwriter"), as principal, at the Issue Price of 100% of the aggregate principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

     The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.